													Exhibit 99.2
	UNCONSOLIDATED JOINT VENTURES OF THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP
	REAL ESTATE AND ACCUMULATED DEPRECIATION
	December 31, 2014
	(in thousands)

	Initial Cost to Company				Gross Amount at Which Carried at Close of Period
	Land		Buildings, Improvements, and Equipment	Cost Capitalized Subsequent to Acquisition	Land	Buildings, Improvements, and Equipment	Total		Accumulated Depreciation (A/D)		Total Cost Net of A/D	Encumbrances	Year Opened / Expanded	Year Acquired	Depreciable Life
Shopping Centers:
Fair Oaks, Fairfax, VA	$7,666		$33,147	$101,952	$7,666	$135,099	$142,765		$72,043		$70,722	$273,412	1980 / 1987 / 1988 / 2000		55 Years
International Plaza, Tampa, FL			281,473	4,018		285,491	285,491		117,981		167,510	500,000	2001		50 Years
The Mall at Millenia, Orlando, FL	22,517		176,577	705	22,517	177,282	199,799		70,803		128,996	350,000	2002		50 Years
Stamford Town Center, Stamford, CT	9,537		40,044	90,789	9,537	130,833	140,370		67,632		72,738		1982 / 2007		40 Years
Sunvalley, Concord, CA	350		65,740	36,409	350	102,149	102,499		62,242		40,257	183,097	1967 / 1981	2002	40 Years
The Mall at University Town Center, Sarasota, FL	78,008		231,780		78,008	231,780	309,788		2,986		306,802	187,819	2014		50 Years
Waterside Shops, Naples, FL	12,604		66,930	72,790	12,604	139,720	152,324		49,086		103,238	165,000	1992 / 2006 / 2008	2003	50 Years
Westfarms, Farmington, CT	5,287		38,638	152,265	5,287	190,903	196,190		105,873		90,317	307,116	1974 / 1983 / 1997		34 Years
Other:
Taubman Land Associates (Sunvalley), Concord, CA	42,693				42,693		42,693				42,693	23,102	2006
Peripheral Land	4				4		4				4
Construction in Process and Development - Pre-construction costs (2)				9,003		9,003	9,003				9,003
Total	$178,666		$934,329	$467,931	$178,666	$1,402,260	$1,580,926	(1) (2)	$548,646		$1,032,280

The changes in total real estate assets and accumulated depreciation for the years ended December 2014, 2013, and 2012 are as follows:

	Total Real Estate Assets								Accumulated Depreciation
	2014		2013	2012					2014		2013	2012
Balance, beginning of year	$1,305,658		$1,129,647	$1,107,314		Balance, beginning of year			$(478,820)		$(473,101)	$(446,059)
New development and improvements	193,394		199,099	26,131		Depreciation for year			(40,898)		(35,615)	(31,060)
Disposals/Write-offs	(201,446)	(3)	(29,006)	(3,798)		Disposals			81,287	(3)	29,896	4,018
Transfers In (Out)	283,320	(4)	5,918			Transfers (In) Out			(110,215)	(4)
Balance, end of year	$1,580,926		$1,305,658	$1,129,647		Balance, end of year			$(548,646)		$(478,820)	$(473,101)

(1) Excludes $248.7 million relating to the Company's investments in new center properties under development in Asia, including cumulative translation adjustments.
(2) The unaudited aggregate cost for federal income tax purposes as of December 31, 2014 was $2.331 billion.
(3) Primarily represents book balances of Arizona Mills, which was sold in January 2014.

(4) Primarily represents the book balances of International Plaza. In January 2014, the Company sold a total of 49.9% of its interests in the entity that owns International Plaza. The disposition decreased the Company's ownership in the center to a noncontrolling 50.1% interest. Prior to the disposition, International Plaza was accounted for as a consolidated center.